                              TRANSFER AGENCY AGREEMENT


     THIS AGREEMENT is made as of this 27 day of April, 1998, by and Universal Capital Investment Trust, a Massachusetts business trust (the "Trust"), and Sunstone Investor Services, LLC, a Wisconsin limited liability company ("Sunstone").

     WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company and is authorized to issue shares of beneficial interests ("Shares") in separate series with each such series representing the interests in a separate portfolio of securities and other assets;

     WHEREAS, the Trust desires to retain Sunstone to render the transfer agency and other services contemplated hereby with respect to each of the investment portfolios of the Trust as are listed on Schedule A hereto and any additional investment portfolios the Trust and Sunstone may agree upon and include on Schedule A as such Schedule may be amended from time to time (such investment portfolios and any additional investment portfolios are individually referred to as a "Fund" and collectively the "Funds"), and Sunstone is willing to render such services.

     NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:


                                     ARTICLE I

                           APPOINTMENT OF TRANSFER AGENT

     A.   APPOINTMENT.

          1. The Trust hereby constitutes and appoints Sunstone as transfer agent and dividend disbursing agent of all the Shares of the Funds during the period of this Agreement, and Sunstone hereby accepts such appointment as transfer agent and dividend disbursing agent and agrees to perform the duties thereof as hereinafter set forth.

          2. Sunstone shall perform the transfer agent and dividend disbursing agent services described on Schedule B hereto. To the extent that the Trust requests Sunstone to perform any additional services in a manner not consistent with Sunstone's usual processing procedures, Sunstone and the Trust shall mutually agree as to the services to be accomplished, the manner of accomplishment and the compensation to which Sunstone shall be entitled with respect thereto.

          3. Sunstone may, in its discretion, appoint in writing other parties qualified to perform transfer agency and shareholder services approved by the Trust (individually, a "Sub-transfer Agent") to carry out some or all of its responsibilities under this Agreement with respect to a Fund; provided, however, that unless the Trust shall enter into a written agreement with such Sub-transfer Agent, the

Sub-transfer Agent shall be the agent of Sunstone and not the agent of the Trust or such Fund and, in such event Sunstone shall be fully responsible for the acts or omissions of such Sub-transfer Agent and shall not be relieved of any of its responsibilities hereunder by the appointment of such Sub-transfer Agent.

          4. Sunstone shall have no duties or responsibilities whatsoever hereunder except such duties and responsibilities as are specifically set forth in this Agreement, and no covenant or obligation shall be implied in this Agreement against Sunstone.

     B.   DOCUMENTS/RECORDS.

          1. In connection with such appointment, the Trust shall deliver or cause to be delivered the following documents to Sunstone:

               a) A copy of the Agreement and Declaration of Trust and By-laws of the Trust and all amendments thereto, and a copy of the resolutions of the Board of Trustees of the Trust appointing Sunstone and authorizing the execution of this Transfer Agency Agreement on behalf of the Funds, each certified by the Secretary of the Trust;

               b) A certificate signed by the President and Secretary of the Trust specifying: the number of authorized Shares and the number of such authorized Shares issued and currently outstanding, if any; the names and specimen signatures of the officers of the Trust authorized to sign written stock certificates, and the individuals authorized to provide oral instructions and to sign written instructions and requests on behalf of the Trust (hereinafter referred to as "Authorized Person(s)"), and to change the persons authorized to provide such instructions from time to time, it being understood Sunstone shall not be held to have notice of any change in the authority of any Authorized Person until receipt of written notice thereof from the Trust;

               c) In the event the Trust issues Share certificates, specimen Share certificates for each Fund in the form approved by the Board of Trustees of the Trust (and in a format compatible with Sunstone's operating system), together with a certificate signed by the Secretary of the Trust as to such approval;

               d) Copies of the Trust's Registration Statement, as amended to date, and the most recently filed Post-Effective Amendment thereto, filed by the Trust with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1933 Act"), and under the 1940 Act, as amended, together with any applications filed in connection therewith; and

               e) Opinion of counsel for the Trust with respect to the Trust's organization and existence under the laws of its state of organization, the validity of the authorized and outstanding Shares, whether such Shares are fully paid and non-assessable and the status of such Shares under the Securities Act of 1933, as amended, and any other applicable federal law or regulation (i.e., if subject to registration, that they have been registered and that the Registration Statement has become effective or, if exempt, the specific grounds therefor.)

          2. The Trust agrees to deliver or to cause to be delivered to Sunstone in Milwaukee, Wisconsin, at the Trust's expense, all of its shareholder account records relating to the Funds in a format acceptable to Sunstone and all such other documents, records and information as Sunstone may reasonably request in order for Sunstone to perform its services hereunder.


                                     ARTICLE II

                              COMPENSATION & EXPENSES

     A. COMPENSATION. In consideration for its services hereunder as transfer agent and dividend disbursing agent, each Fund will pay to Sunstone such compensation as set forth in Schedule C.

     B. EXPENSES. The Trust on behalf of each Fund also agrees to promptly reimburse Sunstone for all out-of-pocket expenses or disbursements incurred by Sunstone in connection with the performance of services under this Agreement including, but not limited to, expenses for postage, express delivery services, freight charges, envelopes, checks, drafts, forms (continuous or otherwise), specially requested reports and statements, bank account service fees and charges, telephone calls, telegraphs, stationery supplies, outside printing and mailing firms, magnetic tapes, reels or cartridges (if sent to a Fund or to a third party at the Trust's request) and magnetic tape handling charges, on-site and off-site record storage, media for storage of records (e.g., microfilm, microfiche, optical platters, computer tapes and disks), computer equipment installed at the Trust's request at the Trust's or a third party's premises, telecommunications equipment, telephone/telecommunication lines between the Trust and its agents, on one hand, and Sunstone on the other, proxy soliciting, processing and/or tabulating costs, transmission of statement data for remote printing or processing, and transaction fees to the extent any of the foregoing are paid by Sunstone.


     C.   PAYMENT PROCEDURES.

          1. Amounts due hereunder shall be due and paid by the Trust on behalf of the respective Fund on or before the fifteenth (15th) day after the date of the statement therefor (the "Due Date"). Service fees are billed monthly, and out-of-pocket expenses are billed as incurred (unless prepayment is requested by Sunstone). If requested by Sunstone, postage and other out-of-pocket expenses are payable in advance, and in the event requested, postage is due at least seven days prior to the anticipated mail date. In the event Sunstone requests advance payment, Sunstone shall not be obligated to incur such expenses or perform the related service(s) until payment is received. Sunstone may, at its option, arrange to have various service providers submit invoices directly to the Trust for payment of out-of-pocket expenses reimbursable hereunder. The Trust is aware that its failure to pay all amounts in a timely fashion so that they will be received by Sunstone on or before the Due Date will give rise to costs to Sunstone not contemplated by this Agreement, including but not limited to carrying, processing and accounting charges. Accordingly, in the event that any amounts due hereunder are not received by Sunstone by the Due Date, the Trust shall pay a late charge equal to one and one-half percent (1.5%) per month or the maximum amount permitted by law, whichever is less. In addition, the Trust shall pay reasonable attorney's fees and court costs of Sunstone if any amounts due Sunstone are collected by or through an attorney. The parties hereby agree that such late charge represents a fair and reasonable computation of the costs incurred by reason of late payment or payment of amounts not properly due. Acceptance of such late charge shall in no event constitute a waiver of the Fund's default or prevent the non-defaulting party from exercising any other rights and remedies available to it.

          2. In the event that any charges are disputed, the Trust shall, on or before the Due Date, pay all undisputed amounts due hereunder and notify Sunstone in writing of any disputed charges for out-of-pocket expenses which it is disputing in good faith. Payment for such disputed charges shall be due on or before the close of the fifth (5th) business day after the day on which Sunstone provides to the Trust documentation which an objective observer would agree reasonably supports the disputed charges (the "Revised Due Date"). Late charges shall not begin to accrue as to charges disputed in good faith until the first day after the Revised Due Date.


                                    ARTICLE III

                             PROCESSING AND PROCEDURES

     A.   ISSUANCE, REDEMPTION AND TRANSFER OF SHARES

          1. Sunstone acknowledges that it has received a copy of the Trust's Prospectus (as hereinafter defined), which Prospectus describes how sales and redemptions of shares of each Fund shall be made and Sunstone agrees to accept purchase orders and redemption requests with respect to Fund shares on each Fund Business Day in accordance with such Prospectus. "Fund Business Day" shall be deemed to be each day on which the New York Stock Exchange is open for trading, and "Prospectus" shall mean the last Trust prospectus actually received by Sunstone from the Trust with respect to which the Trust has indicated a registration statement under the 1933 Act has become effective, including the Statement of Additional Information, incorporated by reference therein.

          2. On each Fund Business Day Sunstone shall, as of the time at which the net asset value of a Fund is computed, issue to and redeem from the accounts specified in a purchase order or redemption request, which in accordance with the Prospectus is effective on such day, the appropriate number of full and fractional Shares based on the net asset value per Share of such Fund specified in an advice received on such Fund Business Day from or on behalf of the Fund.

          3. Upon the issuance of any Shares in accordance with this Agreement, Sunstone shall not be responsible for the payment of any original issue or other taxes required to be paid by the Trust in connection with such issuance of any Shares.

          4. Sunstone shall not be required to issue any Shares after it has received from an Authorized Person or from an appropriate federal or state authority written notification that the sale of Shares has been suspended or discontinued, and Sunstone shall be entitled to rely upon such written notification.

          5. Upon receipt of a redemption request and monies paid to it by the Custodian in connection with a redemption of Shares, Sunstone shall cancel the redeemed Shares and after making appropriate deduction for any withholding of taxes required of it by applicable law, make payment in accordance with the Trust's redemption and payment procedures described in the Prospectus.

          6. (a) Except as otherwise provided in sub-paragraph (b) of this paragraph, Shares will be transferred or redeemed upon presentation to Sunstone of Share certificates, if any, or instructions properly endorsed for transfer, exchange or redemption, accompanied by such documents as Sunstone deems necessary to evidence the authority of the person making such transfer or redemption, and bearing satisfactory evidence of the payment of stock transfer taxes. Sunstone reserves the right to refuse to transfer or redeem Shares until it is satisfied that the endorsement on the stock certificate, if any, or instructions is valid and genuine, and for that purpose it will require, unless otherwise instructed by an Authorized Person or except as provided in sub-paragraph (b) of this paragraph, a guarantee of signature by an "Eligible Guarantor Institution" as that term is defined by SEC Rule 17Ad-15. Sunstone also reserves the right to refuse to transfer or redeem Shares until it is satisfied that the requested transfer or redemption is legally authorized, and it shall incur no liability for the refusal, in good faith, to make transfers or redemptions which Sunstone, in its judgment, deems improper or unauthorized, or until it is satisfied that there is no basis to any claims adverse to such transfer or redemption. Sunstone may, in effecting transfers and redemptions of Shares, rely upon those provisions of the Uniform Act for the Simplification of Fiduciary Security Transfers or the Uniform Commercial Code, as the same may be amended from time to time, applicable to the transfer in question, and the Trust shall indemnify Sunstone for any act done or omitted by it in good faith in reliance upon such laws.

               (b) Notwithstanding the foregoing or any other provision contained in this Agreement to the contrary, Sunstone shall be fully protected by the Trust in not requiring any instruments, documents, assurances, endorsements or guarantees, including, without limitation, any signature guarantees, in connection with a redemption, exchange or transfer, of Shares whenever Sunstone reasonably believes that requiring the same would be inconsistent with the transfer and redemption procedures as described in the Prospectus.

          7. Notwithstanding any provision contained in this Agreement to the contrary, Sunstone shall not be required or expected to require, as a condition to any transfer or redemption of any Shares pursuant to a computer tape or electronic data transmission, any documents to evidence the authority of the person requesting the transfer or redemption and/or the payment of any stock transfer taxes, and shall be fully protected in acting in accordance with the applicable provisions of this Article IV.

          8. In connection with each purchase and each redemption of Shares, Sunstone shall send such statements as are prescribed by the Federal securities laws applicable to transfer agents or as described in the Prospectus. If the Prospectus indicates that certificates for Shares are available and if specifically requested in writing by any shareholder, or if otherwise required hereunder, Sunstone will countersign, issue and mail to such shareholder at the address set forth in the records of Sunstone a Share certificate for any full Share requested.


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

          9. On each Fund Business Day Sunstone shall supply the Trust with a statement specifying with respect to the immediately preceding Fund Business
Day: the total number of Shares of each Fund (including fractional Shares) issued and outstanding at the opening of business on such day; the total number of Shares of each Fund sold on such day; the total number of Shares of each Fund and the dollar amount redeemed from Shareholders by Sunstone on such day; and the total number of Shares of each Fund issued and outstanding.

          10. Procedures for effecting purchase, redemption or transfer transactions accepted from investors by telephone or other methods shall be established by mutual agreement between the Trust and Sunstone consistent with the terms of the Prospectus. Sunstone upon notice to the Trust may establish such additional procedures, rules and regulations governing the transfer or registration of Share certificates, if any, or the purchase, redemption or transfer of Shares, as it may deem advisable and consistent with the Prospectus and such rules and regulations generally adopted by mutual fund transfer agents. Sunstone shall not be liable, and shall be held harmless by the Trust, for its actions or omissions which are consistent with the foregoing procedures.

     B.   DIVIDENDS AND DISTRIBUTIONS.

          1. The Trust shall furnish to Sunstone a copy of a resolution of its Board of Trustees, certified by an Authorized Person, either (i) setting forth the date of the declaration of a dividend or distribution, the date of accrual or payment, as the case may be, thereof, the record date as of which shareholders entitled to payment, or accrual, as the case may be, shall be determined, the amount per Share of such dividend or distribution, the payment date on which all previously accrued and unpaid dividends are to be paid, and the total amount, if any, payable to Sunstone on such payment date, or (ii) authorizing the declaration of dividends and distributions on a daily or other periodic basis and authorizing Sunstone to rely on a certificate of an Authorized Person setting forth the information described in subsection (i) of this paragraph.

          2. In connection with a reinvestment of a dividend or distribution of Shares of a Fund, Sunstone shall as of each Fund Business Day, as specified in a certificate or resolution described in paragraph 1, issue Shares of the Fund based on the net asset value per Share of such Fund specified in an advice received from or on behalf of the Fund on such Fund Business Day.

          3. Upon the mail date specified in such certificate or resolution, as the case may be, the Trust shall, in the case of a cash dividend or distribution, cause the Custodian to deposit in an account in the name of Sunstone as agent for the Trust, an amount of cash, if any, sufficient for Sunstone to make the payment, as of the mail date, specified in such Certificate or resolution, as the case may be, to the Shareholders who were of record on the record date. Sunstone will, upon receipt of any such cash, make payment of such cash dividends or distributions to the shareholders of record as of the record date. Sunstone shall not be liable for any improper payments made in good faith and in accordance with a certificate or resolution described in the preceding paragraph. If Sunstone shall not receive from the Custodian sufficient cash to make payments of any cash dividend or distribution to all shareholders of a Fund as of the record date, Sunstone shall, upon notifying the Trust, withhold payment to all shareholders of record as of the record date until sufficient cash is provided to Sunstone.

          4. It is understood that Sunstone in its capacity as transfer agent and dividend disbursing agent shall in no way be responsible for the determination of the rate or form of dividends or capital gain distributions due to the shareholders pursuant to the terms of this Agreement. It is further understood that Sunstone shall file with the Internal Revenue Service and shareholders such appropriate federal tax forms concerning the payment of dividend and capital gain distributions but shall in no way be responsible for the collection or withholding of taxes due on such dividends or distributions due to shareholders, except and only to the extent, required by applicable law.


     C. AUTHORIZATION AND ISSUANCE OF SHARES; RECAPITALIZATION OR CAPITAL ADJUSTMENT.

          1. Prior to the effective date of any increase or decrease in the total number of Shares authorized to be issued, or the issuance of any additional Shares of a Fund pursuant to stock dividends, stock splits, recapitalizations, capital adjustments or similar transactions, the Trust agrees to deliver to Sunstone such documents, certificates, reports and legal opinions as Sunstone may reasonably request.

          2. In the event the Trust issues Share certificates, Sunstone may issue new Share certificates in place of certificates represented to have been lost, stolen, or destroyed upon receiving written instructions from the shareholder accompanied by proof of an indemnity or surety bond issued by a recognized insurance institution specified by the Trust or Sunstone. If Sunstone receives written notification from the shareholder or broker dealer that the certificate issued was never received, and such notification is made within 30 days of the date of issuance, Sunstone may reissue the certificate without requiring a surety bond. Sunstone may also reissue certificates which are represented as lost, stolen, or destroyed without requiring a surety bond provided that the notification is in writing and accompanied by an indemnification signed on behalf of a member firm of the New York Stock Exchange and signed by an officer of said firm with the signature guaranteed. Notwithstanding the foregoing, Sunstone will reissue a certificate upon written authorization from an Authorized Person.

     D.   RECORDS.

          1. Sunstone shall keep such records as are specified in Schedule D hereto in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust but not inconsistent with the rules and regulations of appropriate government authorities, in particular Rules 31a-2 and 31a-3 under the 1940 Act. Sunstone may deliver to the Trust from time to time at Sunstone's discretion, for safekeeping or disposition by the Trust in accordance with law, such records, papers and documents accumulated in the execution of its duties as such transfer agent, as Sunstone may deem expedient, other than those which Sunstone is itself required to maintain pursuant to applicable laws and regulations. The Trust shall assume all responsibility for any failure thereafter to produce any record, paper, canceled Share certificate, or other document so returned, if and when required. To the extent required by Section 31 of the 1940 Act and the rules and regulations thereunder, the records specified in Schedule D hereto maintained by Sunstone, which have not been previously delivered to the Trust pursuant to the foregoing provisions of this paragraph, shall be considered to be the property of the Trust, shall be made available upon request for inspection by the officers, employees, and auditors of the Trust, and shall be delivered to the Trust promptly upon request and in any event upon the date of termination of this Agreement, in the form and manner kept by Sunstone on such date of termination or such earlier date as may be requested by the Trust.

          2. Sunstone agrees to keep all records and other information relative to the Trust and its shareholders confidential. In case of any requests or demands for the inspection of the shareholder records of the Trust, Sunstone will endeavor to notify the Trust promptly and to secure instructions from an officer as to such inspection. Sunstone reserves the right, however, to exhibit the shareholder records to any person whenever it receives advice from its counsel that there is a reasonable likelihood that Sunstone will be held liable for the failure to exhibit the shareholder records to such person; provided, however, that in connection with any such disclosure Sunstone shall promptly notify the Trust that such disclosure has been made or is to be made. Notwithstanding the foregoing, Sunstone may disclose information when requested by a shareholder concerning an account as to which such shareholder claims a legal or beneficial interest or when requested by the Trust, the shareholder or the dealer of record as to such account.


                                     ARTICLE IV

                                CONCERNING THE TRUST

     A.   REPRESENTATIONS.  The Trust represents and warrants to Sunstone that:

          (a) It is a business trust duly organized and existing under the laws of the State of Massachusetts, it is empowered under applicable laws and by its Declaration of Trust and By-Laws to enter into and perform this Agreement, and all requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

          (b)  It is an investment company registered under the 1940 Act.

          (c) A registration statement under the 1933 Act with respect to the Shares is effective. The Trust shall notify Sunstone if such registration statement or any state securities registrations have been terminated, lapse or a stop order has been entered with respect to the Shares.

     B.   COVENANTS.

          1. The Trust or its agent upon instructions from the Trust will provide to Sunstone copies of all amendments to its Agreement and Declaration of Trust and By-laws made after the date of this Agreement. If requested by Sunstone, each copy of the Agreement and Declaration of Trust and copies of all amendments thereto shall be certified by the Secretary of the Trust. Each copy of the By-Laws and copies of all amendments thereto, and copies of resolutions of the Board of Trustees, shall be certified by the Secretary of the Trust, if requested by Sunstone.


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

          2. The Trust shall deliver to Sunstone the Trust's currently effective Prospectus and, for purposes of this Agreement, Sunstone shall not be deemed to have notice of any information contained in such Prospectus until a reasonable time after it is actually received by Sunstone.

          3. All requisite steps will be taken by the Trust from time to time when and as necessary to register the Trust's shares for sale in all states in which the Trust's shares shall at the time be offered for sale and require registration. If at any time the Trust receives notice of any stop order or other proceeding in any such state affecting such registration or the sale of Trust's shares, or of any stop order or other proceeding under the federal securities laws affecting the sale of the Trust's shares, the Trust will give prompt notice thereof to Sunstone.

          4. The Trust will comply with all applicable requirements of the 1933 Act, the Securities Exchange Act of 1934, as amended, the 1940 Act, blue sky laws, and any other applicable laws, rules and regulations.

          5. The Trust agrees that prior to effecting any change in the Prospectus which would increase or alter the duties and obligations of Sunstone hereunder, it shall advise Sunstone of such proposed change at least 30 days prior to the intended date of the same, and shall proceed with such change only if it shall have received the written consent of Sunstone thereto, which shall not be unreasonably withheld.


                                     ARTICLE V

                           CONCERNING THE TRANSFER AGENT

     A.   REPRESENTATIONS.  Sunstone represents and warrants to the Trust that:

          (a) It is a limited liability company duly organized and existing under the laws of the State of Wisconsin, is empowered under applicable law and by its Articles of Organization and Operating Agreement to enter into and perform this Agreement, and all requisite proceedings have been taken to authorize it to enter into and perform this Agreement.

          (b) It is duly registered as a transfer agent under Section 17A of the Securities Exchange Act of 1934, as amended, to the extent required. Sunstone shall promptly give written notice to the Trust in the event that its registration is revoked or a proceeding is commenced that could result in such revocation.

          (c) Sunstone represents that its proprietary systems will be Year 2000 compliant in all material respects with regard to the services to be provided herein and shall monitor the Year 2000 compliance status of its software vendors.


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

B.   LIMITATION OF LIABILITY; INDEMNIFICATION.

          1. Sunstone shall use its reasonable care and act in good faith in providing its services to ensure the accuracy of all services performed under this Agreement, but shall not be liable for any loss or damage, including counsel fees, resulting from its actions or omissions to act or otherwise, in the absence of its bad faith, willful misfeasance, gross negligence or reckless disregard of its duties under this agreement. Sunstone shall not be liable in acting upon any writing or document reasonably believed by it to be genuine and to have been signed or made by an Authorized Person or verbal instructions which the individual receiving the instructions on behalf of Sunstone reasonably believes in good faith to have been given by an Authorized Person, and Sunstone shall not be held to have any notice of any change of authority of any person until receipt of written notice thereof from the Trust or such person.

          2. The Trust agrees to indemnify and hold harmless Sunstone, its employees, agents, members, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to Sunstone's actions taken or nonactions with respect to the performance of services under this Agreement or based, if applicable, upon reliance on information, records, instructions (oral or written) or requests given or made to Sunstone by the Trust, its officers, trustees, agents or representatives, or resulting from a breach by the Trust of any representation, covenant or warranty contained in this Agreement; provided that this indemnification shall not apply to actions or omissions of Sunstone in cases of its own willful misfeasance or gross negligence, and further provided that prior to confessing any claim against it which may be the subject of this indemnification, Sunstone shall give the Trust written notice of and reasonable opportunity to defend against said claim in its own name or in the name of Sunstone. The indemnity and defense provisions provided hereunder shall indefinitely survive the termination of this Agreement.

          3. Sunstone shall indemnify and hold harmless the Trust, its officers, trustees, employees and agents from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character that the Trust may sustain or incur or that may be asserted against the Trust by any person as a result of Sunstone's gross negligence or willful misfeasance in the performance of its duties or obligations under this Agreement, or resulting from a breach by Sunstone of any representation or warranty contained in this Agreement; provided that this indemnification shall not apply to actions or omissions of the Trust in cases of its own willful misfeasance or gross negligence, and further provided that prior to confessing any claim against it which may be the subject of this indemnification, the Trust shall give Sunstone written notice of and reasonable opportunity to defend against said claim in its own name or in the name of the Trust. The indemnity and defense provisions provided hereunder shall indefinitely survive the termination of this Agreement.

          4. Sunstone assumes no responsibility hereunder, and shall not be liable, for any damage, loss of data, errors, delay or any other loss whatsoever caused by events beyond its reasonable control. Sunstone will, however, take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond Sunstone's control.

          5. In no event and under no circumstances shall either party to this agreement be liable to anyone, including, without limitation to the other party, for punitive damages for any act or failure to act under any provision of this agreement even if advised of the possibility thereof.

          6. At any time Sunstone may request instructions and/or receive directions from an Authorized Person with respect to any matter arising in connection with Sunstone's duties and obligations under this Agreement, and Sunstone shall not be liable for any action taken or permitted by it in good faith in accordance with such instructions or directions. Such request for instructions by Sunstone may set forth any action proposed to be taken or omitted by Sunstone with respect to its duties or obligations under this Agreement and the date on and/or which such action shall be taken. Sunstone shall not be liable for any action taken or omitted in accordance with a proposal included in any such request on or after the date specified therein unless, prior to taking or omitting any such action, Sunstone has received instructions in response to such application specifying the action to be taken or omitted. Sunstone may consult counsel of the Trust, or upon notice to and consent of the Trust, its own counsel, at the expense of the Trust and shall be fully protected with respect to anything done or omitted by it in good faith in accordance with the advice or opinion of counsel to the Trust or its own counsel.

          7. Notwithstanding any of the provisions of this Agreement, Sunstone shall be under no duty or obligation under this Agreement to inquire into, and shall not be liable for:

               (a) The legality of the issue or sale of any Shares, the sufficiency of the amount to be received therefor, or the authority of the Trust, as the case may be, to request such sale or issuance;

               (b) The legality of a transfer or exchange of Shares, or of a redemption of any Shares, the propriety of the amount to be paid therefor, or the authority of the Trust, as the case may be, to request such transfer or redemption;

               (c) The legality of the declaration of any dividend by the Trust, or the legality of the issue of any Shares in payment of any stock dividend, or the legality of any Recapitalization or readjustment of Shares.


                                     ARTICLE VI

                                        TERM

          1. Unless sooner terminated as provided for herein, this Agreement shall remain in full force and effect for a period of one year from the date hereof, and thereafter shall automatically extend for additional, successive twelve (12) month terms unless earlier terminated as provided below.

          2. Either of the parties hereto may terminate this Agreement by giving to the other party a notice in writing specifying the date of such termination, which shall be not less than sixty (60) days after the date of receipt of such notice. In the event such notice is given by the Trust, it shall be accompanied by a copy of a resolution of the Board of Trustees of the Trust, certified by the Secretary or any Assistant Secretary, electing to terminate this Agreement and designating the successor transfer agent or transfer agents. In the event such notice is given by Sunstone, the Trust shall on or before the termination date, deliver to Sunstone a copy of a resolution of its Board of Trustees certified by the Secretary or any Assistant Secretary designating a successor transfer agent or transfer agents. In the absence of such designation by the Trust, the Trust shall upon the date specified in the notice of termination of this Agreement and delivery of the records maintained hereunder, be deemed to be its own transfer agent and Sunstone shall thereby be relieved of all duties and responsibilities pursuant to this Agreement. Fees and out-of-pocket expenses incurred by Sunstone, but unpaid by the Trust upon such termination, shall be immediately due and payable upon and notwithstanding such termination.

          3. In the event this Agreement is terminated as provided herein, Sunstone, upon the written request of the Trust, shall deliver the records of the Trust to the Trust or its successor transfer agent in the form maintained by Sunstone. The Trust shall be responsible to Sunstone for all out-of-pocket expenses and for the reasonable costs and expenses associated with the preparation and delivery of such media in the form and manner maintained by Sunstone, including: (a) transportation of forms and other Trust materials used in connection with the processing of Trust transactions by Sunstone; and (b) transportation of Trust records and files in the possession of Sunstone. To the extent the Trust requests, and Sunstone agrees to, any custom programming in connection with the preparation of such media or the preparation and delivery of materials in a form different than maintained by Sunstone, the Trust shall be responsible for all costs and expenses of Sunstone associated therewith. Sunstone shall not reduce the level of service provided to the Trust following notice of termination by the Trust.

                                    ARTICLE VII

                                   MISCELLANEOUS

     A. NOTICES. Any notice required or to be permitted to be given by either party to the other shall be in writing and shall be deemed to have been given when sent by registered or certified mail, postage prepaid, return receipt requested, as follows: Notice to Sunstone shall be sent to Sunstone Investor Services, LLC, 207 East Buffalo Street, Suite 400, Milwaukee, WI, 53202,
Attention: Miriam M. Allison, and notice to the Trust shall be sent to Universal Capital Investment Trust, 100 South Wacker Drive, Suite 2100, Chicago, IL, 60606-4002, Attention: Andrew J. Goodwin III.

     B.   AMENDMENTS/ASSIGNMENTS.

          1. This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties with the formality of this Agreement.

          2. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns. This Agreement shall not be assignable by either party without the written consent of the other party except that Sunstone may assign this Agreement to an affiliate with advance written notice to the Trust.

     C. WISCONSIN LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin (except as to paragraph H below which shall be construed in accordance with Massachusetts law). If any part, term or provision of this Agreement is determined by the courts or any regulatory authority having jurisdiction over the issue to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

     D. COUNTERPARTS. This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

     E. PRIOR TRANSFER AGENT(S). Sunstone will endeavor to assist in resolving shareholder inquiries and errors relating to the period during which prior transfer agents acted as such for the Trust. Any such inquiries or errors which cannot be expediently resolved by Sunstone will be referred to the Trust.

     F. NON-EXCLUSIVE; OTHER AGREEMENTS. The services of Sunstone hereunder are not deemed exclusive and Sunstone shall be free to render similar services to others. Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the parties hereto and any actions taken or omitted by any party hereunder shall not affect any rights or obligations of any other party hereunder.

     G. CAPTIONS. The captions in the Agreement are included for convenience of reference only, and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

     H. MISCELLANEOUS. This Agreement is executed by or on behalf of the Trust and the obligations hereunder are not binding upon any of the Trustees, officers or shareholders of the Trust individually but are binding only upon the Funds to which such obligations pertain and the assets and property of such Funds.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective corporate officer, thereunto duly authorized and their respective corporate seals to be hereunto affixed, as the day and year first above written.

SUNSTONE INVESTOR SERVICES, LLC         UNIVERSAL CAPITAL
                                        INVESTMENT TRUST


By: /s/ Miriam M. Allison               By: /s/ Andrew J. Goodwin, III
   --------------------------------        ----------------------------------
        (Signature)                                (Signature)

        Miriam M. Allison                       Andrew J. Goodwin, III
   --------------------------------        ----------------------------------
        (Name)                                     (Name)

        President                               President
   --------------------------------        ----------------------------------
        (Title)                                    (Title)

                                     SCHEDULE A
                                       TO THE
                              TRANSFER AGENT AGREEMENT
                                   BY AND BETWEEN
                         UNIVERSAL CAPITAL INVESTMENT TRUST
                                        AND
                          SUNSTONE INVESTOR SERVICES, LLC




                                   NAME OF FUNDS
                                    -------------

                           UNIVERSAL CAPITAL GROWTH FUND

                                     SCHEDULE B
                                       TO THE
                              TRANSFER AGENT AGREEMENT
                                   BY AND BETWEEN
                         UNIVERSAL CAPITAL INVESTMENT TRUST
                                        AND
                          SUNSTONE INVESTOR SERVICES, LLC


-    MAINTENANCE OF SHAREHOLDER ACCOUNTS

     X    Maintain records for each shareholder account;

     X    Scan account documents for electronic storage;

     X    Record changes to shareholder account information;

     X    Maintain account documentation files for each shareholder; and

     X    Establish and maintain retirement plan accounts.

-    SHAREHOLDER SERVICING AND SHAREHOLDER TRANSACTIONS

     X Respond to written and telephone (recorded lines) inquiries from shareholders for information about their accounts;

     X Process shareholder purchase and redemption orders, including those of automatic investment and systematic withdrawal plans;

     X Set up account information, including address, dividend options, taxpayer identification numbers and wire instructions;

     X    Issue transaction confirmations;

     X    Process transfers and exchanges;

     X Process dividend payments by check, wire or ACH or purchase new shares through dividend reinvestment; and

     X    Issue customer statements.

-    COMPLIANCE REPORTING AND PROXY PROCESSING

     X Provide required reports to the Securities and Exchange Commission, the National Association of Securities Dealers and the states in which each fund is registered;

     X Prepare and distribute to the Internal Revenue Service required Internal Revenue Service forms 1099, 1042, 5498 and 945 relating to earned income and capital gains;

     X    Issue tax withholding reports to the Internal Revenue Service; and

     X    Mail, process and tabulate proxies.

-    DEALER/LOAD PROCESSING (IF APPLICABLE)

     X    Provide dealer access through NSCC's FundSERV;

     X Calculate fees due under 12b-1 plans for distribution and marketing expenses; and

     X    Issue periodic statements for broker/dealers and interested parties.

-    TELEPHONE SERVICE REPRESENTATIVES ON-LINE ACCESS

     X    Respond to shareholder or dealer inquiries related to:

          -    Account registration;

          -    Share balances;

          -    Account options;

          -    Dividend and capital gain distribution status;

          -    Withholding status;

          -    Transaction dates and types;

          -    Shares traded;

          -    External account number;

          -    Address;

          -    Customer or account type;

          -    Dealer, branch and rep information;

          -    Dollars available/not available in the account;

          -    Shares purchased/redeemed today;

          -    Dividend accrual, current dividend period; and

          -    Market value of shares.


-    STANDARD REPORTS

     X    Shareholder base analysis (monthly)

     X    New account listing (weekly)

     X    Purchases, redemptions, exchanges (monthly)

     X    Servicing summary (quarterly)

     X    Rule 12b-1 reports (quarterly)

OTHER SERVICE FEATURES

In addition to the standard features listed above, Sunstone's system offers additional features to meet specialized needs.

-    SPECIALIZED NEEDS

     X    12b-1 fee calculations

     X    Multiple account look-up options

     X    Cross-fund account queries

     X    Cross-account queries

     X    Consolidated statements

     X    Duplicate statements to third parties

     X    Cross-fund dividend reinvestment

     X    Fund-level processing options

     X    Correspondence system capabilities

                                     SCHEDULE C
                                       TO THE
                              TRANSFER AGENT AGREEMENT
                                   BY AND BETWEEN
                         UNIVERSAL CAPITAL INVESTMENT TRUST
                                        AND
                          SUNSTONE INVESTOR SERVICES, LLC

                                    FEE SCHEDULE


-    BASE FEES

     - For the first 12 months of the Agreement, the base fee is $10,000 exclusive of a $2,000 conversion fee.

     -    Subsequent to the first year of the Agreement, the following base fee schedule is effective:


                                     ANNUAL
                                   SHAREHOLDER
                                   ACCOUNT FEE        MINIMUM ANNUAL FEE PER
            TYPE OF FUND           OPEN/CLOSED                 FUND
-----------------------------------------------------------------------------
            Equity,
            Fixed Income and
            Balanced             $18.50/$3.00               $12,000

            Money Market and
            Daily Accrual and
            Fixed Income         $22.00/$3.00               $20,000


           The base fee assumes a single class of shares, with a multi-load structure availability of automatic investment plans and systematic withdrawal plans, quarterly or less frequent dividend distributions for equity funds, monthly dividends on fixed income and money market funds, annual capital gains distributions, and includes all standard reports.

- ADDITIONAL FEES TO BE ADDED TO BASE FEE (EFFECTIVE FOR THE ENTIRE TERM OF THE AGREEMENT)



  TYPE OF SERVICE OF       ANNUAL SHAREHOLDER         MINIMUM ANNUAL FEE
     FUND FUNCTION            ACCOUNT FEE                  PER FUND
--------------------------------------------------------------------------------
   Multiple class                 ---            25% of base fee minimum
                                                 (per class)


-    ONE-TIME SET-UP FEES (EFFECTIVE FOR THE ENTIRE TERM OF THE AGREEMENT)

     New funds set up (per fund)                                       $2,000
     NSCC Fund/SERV and Networking set-up (per fund group)              2,500
     Remote access set-up (per location)                                  500
     Voice Response Unit (VRU) set-up                                   2,000

-    ACCOUNT MAINTENANCE AND PROCESSING FEES (EFFECTIVE FOR THE ENTIRE TERM OF
     THE AGREEMENT)
     (per occurrence)

     Initial account set-up charge                                      $3.00
     Omnibus account transaction                                        $2.50
     Certificate issuance                                               $4.00
     Locating lost shareholders                                         $8.00

-    OUT-OF-POCKET EXPENSES (EFFECTIVE FOR THE ENTIRE TERM OF THE AGREEMENT)

     Per statement confirmation and check processing                    $0.25
     Per tax form processing                                            $0.15
     Per label printing for proxy or marketing purposes                 $0.05
     Production of ad hoc reports                            starting at $100
     Bulk mailings/insert handling charge
     -    1 insert                                                      $0.06
     -    2 - 3 inserts                                                 $0.08
     -    4 or more inserts                                         as quoted
     Bank account service fees and any other bank charges             at cost
     Statement paper, check stock, envelopes, tax forms               at cost
     Postage and express delivery charges                             at cost
     Telephone and long distance charges                              at cost
     Fax charges                                                      at cost
     P.O. box rental                                                  at cost
     800-phone number                                                 at cost
     Inventory and records storage                                    at cost
     Fund/SERV charges                                                at cost
     Monthly remote access user charges
     -    -First user and password                                       $250
     -    Additional users and passwords (each)                          $100
     Remote access line charge                                        at cost


                                          20

-    ADDITIONAL FEES (EFFECTIVE FOR THE ENTIRE TERM OF THE AGREEMENT)
     (which may be passed on to shareholders)

     Outgoing wire fee                                         varies by bank
     Account transcripts older than 2 years                             $5.00
     (per year, per fund)
     Non-sufficient funds                                      varies by bank
     IRA/SEP/SIMPLE/403(b) processing
     -    Annual maintenance or custodial fee (per account)            $15.00
     -    Account termination (transfer or rollover)                   $15.00

-    CUSTOM PROGRAMMING

     Additional fees may apply for special programming to meet your servicing requirements or to create custom reports.

                                     SCHEDULE D
                                       TO THE
                              TRANSFER AGENT AGREEMENT
                                   BY AND BETWEEN
                         UNIVERSAL CAPITAL INVESTMENT TRUST
                                        AND
                          SUNSTONE INVESTOR SERVICES, LLC

                           RECORDS MAINTAINED BY SUNSTONE

Account applications

Canceled certificates plus stock powers and supporting documents

Checks including check registers, reconciliation records, any adjustment records and tax withholding documentation

Indemnity bonds for replacement of lost or missing stock certificates and checks

Liquidation, redemption, withdrawal and transfer requests including stock powers, signature guarantees and any supporting documentation

Shareholder correspondence

Shareholder transaction records

Share transaction history of the Funds

Proxy records for shareholder meetings

Tax reports Sunstone sends to shareholders and the Internal Revenue Service


                                          22